SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            Form 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):  October 2, 1996

            MIMBRES VALLEY FARMERS ASSOCIATION, INC.
     (Exact name of registrant as specified in its charter)


                           NEW MEXICO
         (State or other jurisdiction of incorporation)


                             0-13963
                    (Commission File Number)


                           85-0054230
              (IRS Employer Identification Number)


        811 South Platinum, Deming, New Mexico      88030
       (Address of principal executive offices)   (Zip Code)


Registrant's telephone number, including area code:  (505) 546-2769

ITEM 5.   OTHER EVENTS.

     On June 3, 1996, a tender offer (the "Tender Offer") was made by John Brownfield, John Keck, J.W. Donaldson, Jr., Frederick H. Sherman, Kenny Stevens, Harold Morrow and others (the "Bidders") for all outstanding common stock of Mimbres Valley Farmers Association, Inc. ("Farmers"). On October 2, 1996, Farmers entered into a settlement agreement (the "Settlement Agreement") with the Bidders, the terms of which are described in the following announcement, which was released on October 10, 1996:

                          PRESS RELEASE

            Mimbres Valley Farmers Association, Inc.
                       Deming, New Mexico

                        October 10, 1996

          Mimbres Valley Farmers Association, Inc. ("Farmers") announced today that it had entered into a settlement agreement (the "Settlement Agreement") with John Brownfield, John Keck, J.W. Donaldson, Jr., Frederick H. Sherman, Kenny Stevens and Harold Morrow (the "Bidders"), who had made a tender offer (the "Tender Offer") on June 3, 1996 for all outstanding Farmers common stock.

          Under the Settlement Agreement, which was effective October 2, 1996, the Bidders (1) agreed to withdraw the Tender Offer within ten days of the date of the Settlement Agreement, (2) represented that they had not purchased, and agreed that they would not purchase, any shares tendered under the Tender Offer, (3) released Farmers, its directors, officers, employees, agents and shareholders from any and all claims arising out of or related to the Tender Offer, and (4) released Farmers from any and all claims arising from any actions or occurrences prior to the date of the Settlement Agreement. In addition, Harold Morrow agreed to fully cooperate in any accounting or financial investigation that may be made by Farmers pertaining to the period when Mr. Morrow was Farmers' independent accountant.

          In return, Farmers (1) agreed to dismiss with prejudice, within ten days of the date of the Settlement
     Agreement, the suit that Farmers filed against the Bidders in federal court on June 20, 1996, and (2) released the Bidders from any and all claims arising from actions or occurrences prior to the date of the Settlement Agreement.

          Farmers and the Bidders each agreed to bear their own expenses arising out of or relating to the Tender
     Offer.

          The Settlement Agreement did not address any other matters.

          Farmers believes that the Settlement Agreement, which eliminates a costly and time-consuming drain on the Company's resources, is in the best interests of both
     Farmers and its shareholders.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Farmers has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deming, State of New Mexico, on October 10, 1996.

                         MIMBRES VALLEY FARMERS ASSOCIATION, INC.

                         By:  James Keeler



                         James Keeler
                         President